EXHIBIT 23.1



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Acadia Realty Trust for the registration of 1,163,008 common shares pursuant to the 2003 Share Incentive Plan and 100,000 common shares pursuant to the 2003 Employee Share Purchase Plan of our report dated February 25, 2003 with respect to the consolidated financial statements and schedule of Acadia Realty Trust included in its Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.


                              /s/ ERNST & YOUNG LLP

New York, New York
July 1, 2003